EXHIBIT 10.15

USF CORPORATION
CAPITAL ACCUMULATION PLAN
Effective January 1, 2003

Purpose

     The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of USF Corporation, a Delaware corporation, and its subsidiaries, if any, that participate in this Plan. The Plan is designed to qualify under ERISA as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. If, for any reason, including, but not limited to, the promulgation of regulations by the United States Department of Labor, this Plan, either in form or in operation, shall fail to so qualify, the Plan shall be revised, as necessary, and notwithstanding any other limitations herein, to comply with the requirements for maintaining such an unfunded plan.

ARTICLE 1
Definitions

     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Company Contribution Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.1.

1.3	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant or by the Committee, as applicable, in accordance with this Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as described in Section 5.1, 6.1, 7.2 or 9.1, as applicable, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on every applicable anniversary of such date in (i). Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.4	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6	“Board” shall mean the board of directors of the Company.

1.7	“Cause” shall mean (i) the willful or intentional failure of a Participant to perform duties or to observe the terms and conditions of his or her employment with the Employer (including repeated occurrences of grossly inadequate performance); or (ii) illegal or unethical conduct of a Participant that relates to the performance of the duties and obligations of his or her employment with the Employer. Illegal conduct shall be grounds for termination of the Participant’s employment for “Cause” only if the Participant knew, or should have known in the course of the reasonable discharge of his or her duties, that the conduct in question was illegal.

1.8	“CEO” shall mean the Chief Executive Officer of the Company.

1.9	“Change in Control” shall mean:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any comparable successor provisions, referred herein as “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control; (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii) or (iii) of Section 1.9(c); or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

1.10	“Claimant” shall have the meaning set forth in Section 15.1.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12	“Committee” shall mean the Administrative Committee described in Article 13.

1.13	“Company” shall mean USF Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.14	“Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.15	“Compensation Committee” shall mean the Compensation Committee of the Board.

1.16	“Crediting Rate” shall mean an interest rate, stated as an annual rate, determined and announced by the Committee before the Plan Year for which it is to be used; provided, however that the Committee may, in its sole discretion, adjust the Crediting Rate for any Plan Year during such Plan Year.

1.17	“Disability” or “Disabled” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant’s Employer’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant’s Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.18	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.19	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20	“Employee” shall mean a person who is an employee of any Employer.

1.21	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.23	“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.24	“Plan” shall mean the Company’s Capital Accumulation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.25	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.26	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.27	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers on or after the attainment of both (i) age sixty (60) and (ii) ten (10) Years of Service for any reason other than a leave of absence, death or Disability.

1.28	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.29	“Survivor Benefit” shall mean the benefit set forth in Article 9.

1.30	“Termination Benefit” shall mean the benefit set forth in Article 6.

1.31	“Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.32	“Trust” shall mean one or more trusts established pursuant to a trust agreement, between the Company and the trustee named therein, as amended from time to time.

1.33	“Years of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan while employed by one or more Employers. Any partial year shall not be counted. Notwithstanding the previous sentence, a Participant’s first Plan Year of participation shall be treated as a full Plan Year for purposes of this definition, even if it is only a partial Plan Year of participation. Notwithstanding any provision of this Plan that may be construed to the contrary, any period after the Participant has experienced a Termination of Employment shall not be counted.

1.34	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Compensation Committee in its sole discretion. From that group, the CEO shall select, in his or her sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4	Termination of Participation. If the Committee determines in its sole and absolute discretion, at any time and for any reason or no reason, that a Participant no longer qualifies to participate in this Plan, the Committee shall have the right to (i) direct the Participant’s Employer to cease crediting Annual Company Contribution Amounts to such Participant, and (ii) cease crediting the Participant with additional Years of Plan Participation for purposes of calculating the Participant’s vesting percentage, as set forth in Section 3.2. If the Committee determines that a Participant no longer qualifies to participate in this Plan, the Participant will continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 5, 6, 7 or 9 in accordance with the provisions of those Articles.

ARTICLE 3

Company Contribution/Crediting/Taxes

3.1	Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount described in this Section 3.1, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.2	Vesting.

(a)	A Participant shall be vested in his or her Account Balance on the basis of the Participant’s Years of Plan Participation at the time the Participant experiences a Termination of Employment, in accordance with the following schedule:

Vested Percentage of
Years of Plan Participation	Account Balance
Years of Plan Participation less than 5	0%
5 or more Years of Plan Participation, but less than 6	50%
6 or more Years of Plan Participation, but less than 7	60%
7 or more Years of Plan Participation, but less than 8	70%
8 or more Years of Plan Participation, but less than 9	80%
9 or more Years of Plan Participation, but less than 10	90%
10 or more Years of Plan Participation	100%

(b)	Notwithstanding anything to the contrary contained in this Section 3.2, (i) in the event a Participant becomes eligible to Retire while employed by one or more Employers, or (ii) in the event of the Participant’s death or Disability while employed by one or more Employers, or (iii) upon a Change in Control while a Participant is employed by one or more Employers, the Participant’s Account Balance shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedule).

(c)	Notwithstanding Section 3.2(a) above, the vesting schedule for a Participant’s Account Balance shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant’s Account Balance is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Section 280G. In such case, the Committee shall provide to the Participant within ninety (90) days of such a request detailed supporting calculations prepared by a nationally recognized accounting firm selected by the Committee and reasonably acceptable to the Participant (the “Accounting Firm”) that the acceleration would cause the deduction limitations of Section 280G to become effective. The cost of such independent verification shall be paid for by the Company.

(d)	Section 3.2(c) shall not prevent the acceleration of the vesting schedule applicable to a Participant’s Company Contribution Account if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer

3.3	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Crediting or Debiting Method. Interest shall be credited or debited to a Participant’s Account Balance and compounded on a daily basis in accordance with the rules and procedures established by the Committee, in its sole discretion, based on the Crediting Rate for such Plan Year. For purposes of crediting a Participant’s Account Balance in accordance with this Section 3.3(a), if a Participant receives a distribution under the Plan, such Participant’s Account Balance shall be reduced by the amount of the distribution no earlier than one business day prior to the distribution. The Participant’s Account Balance shall continue to be credited or debited on a daily basis in accordance with this Section 3.3(a) during the period in which the Participant or his or her Beneficiary is being paid a Retirement Benefit, Survivor Benefit or Disability Benefit pursuant to an Annual Installment Method. However, if a Participant experiences a Termination of Employment, no additional amounts shall be credited or debited to the Participant’s Account Balance in accordance with this Section 3.3(a) after the date on which the Participant’s vested Account Balance is calculated pursuant to Section 6.1, regardless of whether the Participant’s Termination Benefit is paid in a lump sum or pursuant to an Annual Installment Method.

(b)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Crediting Rate is to be used for measurement purposes only, and the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any underlying investment fund used by the Committee to calculate the Crediting Rate. In the event that the Company or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any underlying investment fund used by the Committee to calculate the Crediting Rate, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.4	FICA and Other Taxes.

(a)	Account Balance. When a participant becomes vested in a portion of his or her Account Balance, the Participant’s Employer(s) shall withhold from the Participant’s base annual salary and/or bonus, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes due on such vested portion of his or her Account Balance. If necessary, the Committee may reduce the vested portion of the Participant’s Account Balance in order to comply with this Section 3.4.

(b)	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) or the trustee of the Trust.

ARTICLE 4
Deduction Limitation

4.1	Deduction Limitation on Benefit Payments. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.3 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

ARTICLE 5
Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around a date following the Participant’s Retirement, as selected by the Committee, in its sole discretion, based on the date on which such payments commence pursuant to Section 5.2 below.

5.2	Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of not less than 5 nor more than 15 years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s Retirement. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit; provided, however, that if the Participant’s vested Account Balance, calculated as described in Section 5.1 above, is less than $100,000, the Participant shall receive his or her Retirement Benefit in a lump sum payment, regardless of any election such Participant may have made. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant Retires. Remaining installments, if any, shall be paid on or around the anniversary of the date on which the previous installment payment was made.

ARTICLE 6
Termination Benefit

6.1	Termination Benefit. A Participant who experiences a Termination of Employment shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the Participant experiences a Termination of Employment, as determined by the Committee in its sole discretion.

6.2	Payment of Termination Benefit. If a Participant’s vested Account Balance, calculated as described in Section 6.1 above, is less than $100,000, such Participant shall receive his or her Termination Benefit in a lump sum payment. If a Participant’s vested Account Balance, calculated as described in Section 6.1 above, is equal to or greater than $100,000, then the Committee shall, in its sole discretion, pay such Participant’s Termination Benefit in a lump sum or pursuant to an Annual Installment Method over a period not to exceed 5 years. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Participant experiences a Termination of Employment. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Participant experienced a Termination of Employment.

ARTICLE 7
Disability Benefit

7.1	Continued Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 5, 6, 7 or 9 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, deem the Participant’s employment to have terminated at any time after such Participant is determined to be suffering a Disability.

7.2	Disability Benefit. If the Committee, in its sole and absolute discretion, deems a Disabled Participant’s employment to have terminated for purposes of this Plan, the Participant will receive a Disability Benefit. The Disability Benefit shall be equal to his or her vested Account Balance, calculated as of the close of business on or around the date on which the Disabled Participant’s employment is deemed to have terminated. If a Participant’s vested Account Balance, calculated as described in the previous sentence, is less than $100,000, such Participant shall receive his or her Disability Benefit in a lump sum payment. If a Participant’s vested Account Balance, calculated as described above, is equal to or greater than $100,000, the Committee shall, in its sole discretion, pay such Participant’s Disability Benefit in a lump sum or pursuant to an Annual Installment Method over a period not to exceed 5 years. The lump sum payment shall be made, or installment payments shall commence, within sixty (60) days of the date on which the Disabled Participant’s employment is deemed to have terminated. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Disabled Participant’s employment is deemed to have terminated.

ARTICLE 8
Forfeiture of Benefits

8.1	Forfeiture of Benefits. Notwithstanding any provision of this Plan to the contrary, the right of a Participant and his or her Beneficiaries to be eligible to receive or to continue to receive benefits hereunder is expressly conditioned upon the Participant neither (i) having ceased to be employed by the Company or any of its subsidiaries for Cause, nor (ii) having violated any employment agreement or noncompete agreement between the Participant and the Company or any of its subsidiaries. If the Committee, in its sole discretion, determines that a Participant has violated either of these conditions, the Participant and his or her Beneficiaries shall forfeit any benefits not yet received under this Plan.

ARTICLE 9
Survivor Benefit

9.1	Survivor Benefit. The Participant’s Beneficiary(ies) shall receive a Survivor Benefit upon the Participant’s death which will be equal to (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee in its sole discretion, if the Participant dies prior to his or her Retirement, Termination of Employment or Disability, or (ii) the Participant’s unpaid Retirement Benefit, Termination Benefit or Disability Benefit, as applicable, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee in its sole discretion, if the Participant dies after his or her Retirement, Termination of Employment or Disability, but before his or her Retirement Benefit, Termination Benefit or Disability Benefit is paid in full.

9.2	Payment of Survivor Benefit. If the Survivor Benefit, calculated as described in Section 9.1 above, is less than $100,000, such Participant’s Beneficiary(ies) shall receive the Survivor Benefit in a lump sum payment. If the Survivor Benefit is equal to or greater than $100,000, the Committee shall, in its sole discretion, pay such Survivor Benefit to the Participant’s Beneficiary(ies) in a lump sum payment or pursuant to an Annual Installment Method over a period not to exceed 5 years. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

ARTICLE 10
Beneficiary Designation

10.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary and if the Committee requires that a spousal consent be obtained with respect to such Participant, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1	Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid or unpaid leave of absence from the employment of the Employer for any reason, the Participant shall continue to be considered employed by the Employer and be eligible for the benefits provided for in Articles 5, 6, 7 or 9 in accordance with the provisions of those Articles.

ARTICLE 12
Termination, Amendment or Modification

12.1	Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its participation in the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced (i) a Termination of Employment on the date of Plan termination; or (ii) if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination. Such benefits shall be paid to the Participants as follows: (a) prior to a Change in Control, if the Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to the Annual Installment Method over 15 years, with amounts credited and debited during the installment period as provided herein; or (b) prior to a Change in Control, if the Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum; or (c) after a Change in Control, if the Plan is terminated with respect to some or all of its Participants, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

12.2	Amendment. The Compensation Committee may, at any time, amend or modify the Plan in whole or in part; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that an Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

12.3	Plan Agreement. Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

12.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 13
Administration

13.1	Committee Duties. Except as otherwise provided in this Article 13, this Plan shall be administered by the Administrative Committee, which shall consist of the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2	Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Within one-hundred and twenty (120) days following a Change in Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”), and approved by the Trustee. The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one-hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one-hundred and twenty (120) days of such Change in Control, the Committee, as described in Section 13.1 above, shall be the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the

Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or termination of employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.4	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. Any benefits paid under this Plan shall not be includible in creditable compensation in computing benefits under any employee benefit plans of the Company, or any Employer, except to the extent provided thereunder.

ARTICLE 15
Claims Procedures

15.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than forty-five (45) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, the Committee may extend the period for up to thirty (30) days, provided that written notice of the extension is furnished to the Claimant prior to the expiration of the initial forty-five (45) day period. If, prior to the end of the first thirty-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that written notice of the extension is furnished to the Claimant prior to the expiration of the first thirty (30) day extension period. In no event shall such extensions exceed a period of sixty (60) days from the end of the initial forty-five (45) day period. Any extension notice which must be provided to the Claimant shall indicate the special circumstances requiring an extension of time, the date by which the Committee expects to render the benefit determination, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below;

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review;

(vi)	if the Claimant is requesting a Disability Benefit pursuant to Article 7, the Claimant must be provided a copy of the internal rule, guideline or protocol that was relied upon by the Committee to make the adverse determination or a statement that such rule was relied upon and that a copy of the rule will be provided to the Claimant free of charge upon request; and

(vii)	if the Claimant is requesting a Disability Benefit pursuant to Article 7, and the Committee’s adverse determination is based on a medical necessity or experimental treatment, the Claimant must be provided with an explanation of the scientific or clinical judgment for the determination or a statement that such explanation will be provided free of charge to the Claimant upon request.

15.3	Review of a Denied Claim. On or before one-hundred and eighty (180) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

15.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than forty-five (45) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial forty-five (45) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additionally, if the Claimant is requesting a Disability Benefit pursuant to Article 7, (i) the Committee may not afford deference to the Committee's initial benefit determination, and (ii) the review on the appeal conducted by the same individual who made the initial adverse benefit determination nor the subordinate of such individual. If the Claimant is requesting a Disability Benefit pursuant to Article 7, and the initial claim was denied on the grounds of a medical judgment, (1) the Committee must consult with a health care professional who has appropriate training and experience in the field of medicine involved with respect to the claim, (2) the health care professional engaged to review the claim on appeal may not be an individual who was consulted with respect to the initial benefit decision nor the subordinate of such individual, and (3) health care professionals whose advice was obtained with respect to the initial claim must be identified to the Claimant, even if such advice was not relied upon by the Committee in making its initial benefit decision. The Committee’s decision on review must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a);

(e)	if the Claimant is requesting a Disability Benefit pursuant to Article 7, and the Committee makes an adverse benefit claim determination, a copy of the internal rule, guideline or protocol that was relied upon by the Committee to make the adverse determination or a statement that such rule was relied upon and that a copy of the rule will be provided to the claimant free of charge upon request;

(f)	if the Claimant is requesting a Disability Benefit pursuant to Article 7, the Committee makes an adverse benefit claim determination, and the Committee’s adverse determination is based on a medical necessity or experimental treatment, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation will be provided free of charge to the Claimant upon request; and

(g)	if the Claimant is requesting a Disability Benefit pursuant to Article 7, the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

15.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1	Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.

16.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs and successors shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Obligations to the Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to the Company, or an Employer, the payment to the Participant or his or her Beneficiary shall be reduced by, or set off against, the amount of such indebtedness or claim, and the Participant, as a condition of participation hereunder, consents to such set-off. In addition to the foregoing, the payment to a Participant or his or her Beneficiary also shall be reduced by the Company’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in defending any claim for benefits brought against it by such Participant or Beneficiary.

17.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

17.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

USF Corporation Attn: Senior Vice President of Human Resources 8550 W. Bryn Mawr Avenue Suite 700 Chicago, IL 60631

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.13	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.16	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

17.17	Distribution in the Event of Taxation.

(a)	In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under the Plan). The tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)	Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

17.18	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as they may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.19	Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.